EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Surna Introduces Tony McDonald as New CEO

West Point, Harvard Business School and HVAC/Cleantech Industry Veteran Appointed to Lead and Drive Next Stage of Company’s Strategic Growth

November 28, 2018 – Boulder, Colorado – Surna Inc. (OTCQB: SRNA), a designer, engineer and manufacturer of environmental control and air sanitation systems for commercial, state- and provincial-regulated indoor cannabis cultivation facilities, announced today the appointment of Anthony K. McDonald (“Tony”), age 60, as the Company’s new Chief Executive Officer and President.

Mr. McDonald, who joined the Board as an independent director in September 2018, holds an engineering degree from West Point and an MBA degree from the Harvard Business School. A former consultant with KPMG, and with eight years’ private equity and M&A experience, he most recently spent ten years building a manufacturer and marketer of innovative, energy-efficient heating, ventilation and air conditioning (HVAC) systems for commercial, government and military uses. He is the author of Cleantech Sell, a guide to new product launches in cleantech, energy efficiency, and resource efficiency.

Mr. McDonald succeeds and replaces Chris Bechtel, who resigned for personal reasons as the Chief Executive Officer, President and a director on November 26, 2018.

“Chris Bechtel, a successful entrepreneur and significant investor in Surna, joined Surna out of retirement over a year ago at a critical point to help stabilize the Company’s operations. Over the course of the past year, he improved the management team with new hires in key positions; upgraded and expanded the Company’s sales footprint; improved Surna’s engineering services, product offerings and project management capabilities; and created a solid foundation for strategic growth in the future. His efforts improved revenue and margins in Q3 2018. We thank Chris for his many contributions and wish him a well-deserved return to private life,” stated Timothy J. Keating, the Company’s Chairman of the Board.

“We are equally fortunate to be able to pass the leadership baton to someone of Tony’s caliber and experience. Tony, who resides in the Boulder area, has a mandate to strategically position Surna as a leading engineering and technology solutions provider in the fast-growing and rapidly evolving cannabis industry. With a solid operational foundation now in place, we will look to Tony to develop and articulate the Company’s blueprint for the future,” stated Mr. Keating.

“I’m pleased to join Surna and excited about the potential opportunity ahead of us,” stated Mr. McDonald. “We expect to report to our shareholders in early 2019 a vision that we hope will drive profitable growth, seek to take full advantage of our public company status and currency, and enhance shareholder value during 2019 and beyond,” added Mr. McDonald.

About Surna Inc.

Surna Inc. (www.surna.com) designs, engineers and manufactures application-specific environmental control and air sanitation systems for commercial, state- and provincial-regulated indoor cannabis cultivation facilities in the U.S. and Canada. Our engineering and technical team provides energy and water efficient solutions that allow growers to meet the unique demands of a cannabis cultivation environment through precise temperature, humidity, light, and process controls and to satisfy the evolving code and regulatory requirements being imposed at the state and local levels.

Headquartered in Boulder, Colorado, we leverage our experience in this space in order to bring value-added climate control solutions to our customers that help improve their overall crop quality and yield as well as optimize the resource efficiency of their controlled environment (i.e., indoor and greenhouses) cultivation facilities. We have been involved in consulting, equipment sales and/or full-scale design for over 700 grow facilities since 2006 making us a trusted resource for indoor environmental design and control management for the cannabis industry.

Our customers have included small cultivation operations to licensed commercial facilities ranging from several thousand to more than 100,000 square feet. We have sold our equipment and systems throughout the U.S. and Canada as well as internationally in South Africa, Switzerland and the United Kingdom. Our revenue stream is derived primarily from supplying mechanical engineering services and climate and environmental control equipment to commercial indoor cannabis grow facilities. We also sell equipment to smaller cultivators who can purchase either directly from us, or from our authorized wholesalers or retailers. Though our customers do, we neither produce nor sell cannabis.

Forward Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect our current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in our Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to our SEC filings for a more detailed discussion of the risks and uncertainties associated with our business, including but not limited to the risks and uncertainties associated with our business prospects and the prospects of our existing and prospective customers; the inherent uncertainty of product development; regulatory, legislative and judicial developments, especially those related to changes in, and the enforcement of, cannabis laws; increasing competitive pressures in our industry; and relationships with our customers and suppliers. Except as required by the federal securities laws, we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Surna’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

Statement about Cannabis Markets

The use, possession, cultivation, and distribution of cannabis is prohibited by U.S. federal law. This includes medical and recreational cannabis. Although certain states have legalized medical and recreational cannabis, companies and individuals involved in the sector are still at risk of being prosecuted by federal authorities. Further, the landscape in the cannabis industry changes rapidly. This means that at any time the city, county, or state where cannabis is permitted can change the current laws and/or the federal government can supersede those laws and take prosecutorial action. Given the uncertain legal nature of the cannabis industry, it is imperative that investors understand that investments in the cannabis industry should be considered very high risk. A change in the current laws or enforcement policy can negatively affect the status and operation of our business, require additional fees, stricter operational guidelines and unanticipated shut-downs.

Surna Marketing

Jamie English
Director of Marketing
jamie.english@surna.com
(303) 993-5271